Exhibit 3.9

ARTICLES OF INCORPORATION OF FJ ACQUISITION COMPANY

I, the undersigned natural person of the age of eighteen (18) years or more, acting as the incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE ONE

The name of the corporation is FJ Acquisition Company.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) shares of Common Stock, having a par value of ten cents ($.10) per share.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration at least equal to the aggregate value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX

The initial bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws, subject to repeal or change by action of the shareholders, shall be vested in the Board of Directors.

ARTICLE SEVEN

The street address of the corporation’s initial registered office is 4441 W. Airport Freeway, Irving, Texas 75062, and the name of its initial registered agent at such address is Ronald F. Saupe.

ARTICLE EIGHT

The initial Board of Directors shall consist of three (3) directors; however, thereafter, the number of directors constituting the Board shall be fixed in the manner provided in the bylaws. The name and address of each person who shall serve as a director of the corporation until the first annual meeting of the shareholders or until his or her successor is elected and qualified is as follows:

Name	Address

Thomas J. Corcoran, Jr.	4441 W. Airport Freeway Irving, Texas 75062

Richard Frank	4441 W. Airport Freeway Irving, Texas 75062

Richard Maddox	4441 W. Airport Freeway Irving, Texas 75062

ARTICLE NINE

The corporation shall indemnify any person who (i) is or was a director, officer, employee, or agent of the corporation or (ii) while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act as now written or as hereafter amended. The corporation may indemnify any person to such further extent as permitted by law.

The corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named hereinabove as allowed under the Texas Business Corporation Act, as now written or as hereafter amended.

ARTICLE TEN

The name and address of the incorporator of the corporation is as follows:

Name	Address

Michael W. Jorgensen	3745 Renaissance Tower Dallas, Texas 75270-2171

ARTICLE ELEVEN

Preemptive rights of shareholders of the corporation are expressly denied. No holder of any shares of stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any shares of stock of the corporation authorized by these Articles or of any additional shares of stock of any class to be issued by reason of any increase in the authorized capital stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities or rights convertible into any class of capital stock of the corporation, but any shares of stock authorized by these Articles or any such additional authorized issue of any capital stock, rights or securities convertible into any shares of such stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration, upon such terms and in such manner as the Board of Directors may, in its discretion, determine without any offering thereof on the same terms or on any other terms to the shareholders then of record or to any class of shareholders; provided only that such issuance may not be inconsistent with any provisions of law or with any of the provisions of these Articles.

ARTICLE TWELVE

Cumulative voting is expressly prohibited. At each election of directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him with respect to each of the persons nominated for election as a director and for whose election he has a right to vote; and no shareholder shall be entitled to cumulate his votes by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or by distributing such votes on the same principle among any number of candidates.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of November, 1986.

/s/ Michael W. Jorgensen
Michael W. Jorgensen

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

I, a Notary Public in and for the State of Texas, do hereby certify that on the 28th day of November, 1986, personally appeared before me Michael W. Jorgensen, who, being by me first duly sworn, declared that he/she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true and correct.

/s/ Karen D. Patton
Notary Public in and for the State of Texas

Name (Print):	Karen D. Patton

(SEAL)

My Commission Expires:

9.30.89

1.f.001.01

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF FJ ACQUISITION COMPANY

I, the undersigned natural person of the age of eighteen (18) years or more, being the Secretary of FJ Acquisition Company, a Texas corporation, pursuant to resolution adopted by its Board of Directors and on behalf of said corporation, do hereby adopt Articles of Amendment to its Articles of Incorporaton.

1. The name of the corporation, prior to the filing of these Articles of Amendment, is FJ Acquisition Company.

2. The Articles of Incorporation are hereby amended to change the name of the corporation. The text of Article One is hereby amended to read as follows:

ARTICLE ONE

The name of the corporation is BHC Acquisition Corporation.

3. The amendment set forth herein was adopted by resolution of the Board of Directors of the corporation on May 12, 1987, no shares having been issued prior to the enactment of such resolution.

IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of June, 1987.

/s/ Ronald F. Saupe
Ronald F. Saupe
Secretary